Exhibit 99.8

Approved Physician Messaging Kit

For Internal Use Only - Do Not Forward or Distribute

TALKING POINTS

•	Good morning – I would like to let you know right away about some exciting news that we announced today.

•	An agreement has been reached for Abiomed to become part of Johnson & Johnson, becoming a standalone business within its organization.

•	I want to make it clear that nothing changes about our products or our partnership with you.

•

This transaction is all about improving our value to patients, physicians, and hospitals, and saving more lives. By combining our technology and global team with Johnson & Johnson’s scale and resources, we can accelerate the timeline for making heart recovery the global standard of care.

•	Together, we will recover hearts and save lives faster than we could ever do on our own.

•	Like you, one of our key priorities is maintaining continuity and stability, and we’re pleased to have a lot of clarity at this point about how we’ll operate as part of Johnson & Johnson:

•	Abiomed will be a wholly owned subsidiary of Johnson & Johnson

•	Andrew Greenfield, our current chief commercial officer, will run the standalone Abiomed business.

•	Mike Minogue will stay on as an advisor during the transition period.

•	Our products will remain the same.

•	Your point of contact will remain the same.

•	We will continue to offer 24x7 onsite, on call and online support to hospitals.

•	Even our name is staying the same.

•	Additionally – and equally important – our two organizations share common values, purpose and a Patients First mindset. I know a lot of companies say this, but we live it.

•	We have the I Am Abiomed Patients First Commitment, and Johnson & Johnson has its world-renowned “Our Credo,” which put the needs and well-being of the people the company serves first.

•	In terms of next steps, acquisitions like this one require regulatory approval, and typically take several months to finalize and close.

•	We will keep you updated about any key developments between now and the close. If you have any questions in the meantime, do not hesitate to reach out.

•	Thank you for your continued partnership and support. I am always here if you have any questions or concerns.

Q&A for PHYSICIANS

1.	Will Abiomed continue to offer 24x7 onsite and online support to hospitals?

Yes. The service we provide our customers and patients is one of Abiomed’ key differentiators.

2.	Will any changes be made to our line of products?

Abiomed’s products will remain the same.

3.	Will points of contact change?

We are not anticipating any changes to your point of contact as a result of the acquisition.

WRITTEN COMMUNICATION

Dear [NAME],

This morning, we announced an agreement has been reached for Abiomed to become part of Johnson & Johnson. This is exciting news for our company and will greatly benefit our patients and partners. You can read the press release here. Importantly, this transaction will not change anything with respect to our products, clinical support, clinical trial programs, or our partnership with you.

By combining Abiomed’s proven technology and talented, dedicated team of employees with Johnson & Johnson’s global scale, financial strength, robust clinical expertise and manufacturing capabilities, we can accelerate our timeline for heart recovery for patients all over the world. Together, we will recover hearts and save even more lives faster than we could ever do on our own.

Our two organizations have common values, purpose and Patients First mindsets. We have the I Am Abiomed Patients First Commitment. Johnson & Johnson has its “Our Credo,” which put the needs and well-being of the people the company serves first.

Ensuring continuity and stability is a key priority for both of our organizations – as we know it is for you. To that end, Abiomed will be a wholly owned subsidiary of Johnson & Johnson MedTech. Mike Minogue will serve as a consultant to assure a smooth transition and Abiomed’s current chief commercial officer, Andrew Greenfield, will run the standalone Abiomed business. Our products will remain the same, your point of contact will remain the same, and we will continue to offer 24x7 onsite, on call, and online support to hospitals. Even the Abiomed name will stay the same.

In terms of next steps, acquisitions like this one require regulatory approval, and typically take several months to finalize and close. We anticipate closing in Q1 2023 and will, in our public filings, provide updates about any key developments between now and the close. If you have any questions in the meantime, do not hesitate to reach out to me directly.

For years, and with your help, we have dreamed of making heart recovery the global standard of care. Combining the resources of Abiomed and Johnson & Johnson will allow us to make that dream come true faster than we ever thought possible.

We thank you for your continued partnership and support and hope you share our excitement about the future.

Best regards,

LEGEND FOR COMMUNICATIONS

Additional Information and Where to Find it

The tender offer described in this communication has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of ABIOMED, Inc. At the time the offer is commenced, Johnson & Johnson and its merger subsidiary, Athos Merger Sub, Inc., will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and ABIOMED, Inc. will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. ABIOMED, Inc. stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, as they may be amended from time to time, when they become available because they will contain important information that should be read carefully before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of ABIOMED, Inc. In addition, all of these materials (and all other materials filed by ABIOMED, Inc. with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by ABIOMED, Inc. at https://investors.abiomed.com/investors/financials/sec-filings/default.aspx.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, may be forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “should,” “likely,” “will” and other words and terms of similar meaning. Forward-looking statements include, among other things, statements regarding the potential benefits of the proposed transaction; the prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for ABIOMED’s business; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; any potential strategic benefits, synergies or opportunities expected as a result of the proposed transaction; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties.

Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; the risk that the proposed transaction may not be completed in a timely manner or at all; uncertainties as to how many of ABIOMED’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of this announcement or pendency of the proposed transaction on the ABIOMED’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; risks related to diverting management’s attention from ABIOMED’s ongoing business operations; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the potential that the strategic benefits, synergies or opportunities expected from the proposed acquisition may not be realized or may take longer to realize than expected; the successful integration of ABIOMED into Johnson & Johnson subsequent to the closing of the transaction and the timing of such integration; other business effects, including the effects of industry, economic or political conditions outside of ABIOMED’s control; transaction costs; and other risks and uncertainties detailed from time to time in documents filed with the Securities and Exchange Commission (“SEC”) by ABIOMED, including ABIOMED’s current annual report on Form 10-K on file with the SEC, as well as the Schedule 14D-9 to be filed by ABIOMED and the tender offer documents to be filed by Johnson & Johnson and Athos Merger Sub, Inc. The effects of the COVID-19 pandemic may give rise to risks that are currently unknown or amplify the risks associated with many of these factors.

ABIOMED is providing the information in this filing as of this date and assumes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise.